EXHIBIT 10.42

WAFERGEN

Exclusive Distribution Agreement

This Exclusive Distribution Agreement (“Agreement”) is made and entered into as of _______________, 200_ (“Effective Date”) by and between WaferGen Bio-Systems, Inc., a Nevada corporation with offices at 46531 Fremont Blvd., Fremont, CA  94538 (“WaferGen”), and __________________________, a ________________ corporation with its principal place of business at ___________________________ (“Distributor”).

Recitals

Whereas, WaferGen has rights to license and distribute, and to sublicense others to license and distribute, the Products in the Territory (as those terms are defined below); and

Whereas, WaferGen desires to have Distributor, and Distributor desires to, license, market and distribute the Products in the Territory pursuant to the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, WaferGen and Distributor agree as follows:

Agreement

1. Definitions

1.1 “Confidential Information” shall mean any information disclosed by WaferGen to Distributor regarding the Products, proposed new Products or other information related to WaferGen’s technology or business that Distributor knows, or should know in light of the circumstances under which such information is disclosed, is WaferGen’s confidential or proprietary information.  Confidential Information shall include the terms of this Agreement and Distributor Prices.  Notwithstanding the previous sentence, information shall not be deemed Confidential Information to the extent that Distributor can document that such information:  (a) was generally known and available in the public domain at the time it was disclosed or subsequently becomes generally known and available in the public domain through no fault of Distributor; (b) was known to the Distributor at the time of disclosure; (c) is disclosed with the prior written approval of WaferGen; (d) was independently developed by Distributor without any use of the Confidential Information; or (e) becomes known to Distributor from a source other than WaferGen without breach of this Agreement by Distributor and is otherwise not in violation of WaferGen’s rights.

1.2 “Distributor Prices” shall mean the applicable price for each Product payable by Distributor to WaferGen.

1.3  “Documentation” shall mean the standard user documentation for the Products, including without limitation, user manuals, reference manuals, training manuals, installation manuals and related materials and any derivatives of the foregoing.

1.4 “End User” shall mean a Person, other than Distributor, who has purchased the Hardware portion of Products and has licensed the Software portion for the Products for ordinary internal business usage and not for purposes of further resale.

1.5 “End User License Agreement” shall mean WaferGen’s then-current applicable terms and conditions applicable to End Users for the license of the Software and the sale of the Hardware, which term and conditions shall be subject to revision from time to time, in WaferGen’s sole discretion.

1.6 “Hardware” shall mean the hardware portion of the Products.

1.7 “Intellectual Property Rights” shall mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) rights in domain names; (f) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (g) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made or in force (including any rights in any of the foregoing).

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1.8 “Parts” shall mean component, spare and/or replacement parts of the Products and other parts which are used for the service or maintenance of the Products.

1.9 “Person” shall mean any natural person, corporation, partnership, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

1.10 “Products” shall mean the products identified on Exhibit A hereto, which may be amended from time to time by WaferGen by providing thirty (30) days prior written notice to Distributor.  As used herein, “Products” shall include the applicable Software, the Hardware, the Documentation, and Parts individually or collectively.

1.11 “Software” shall mean any and all (a) software embedded within the Products, and (b) stand alone software provided with the Products, and shall include any updates and modifications thereto provided by WaferGen during the term of this Agreement.

1.12 “Specifications” shall mean with the technical and functional specifications for the Products set forth in the applicable Documentation for such Products.

1.13 “Support Services” shall mean the Level One and Level Two maintenance and support services set forth in the attached Exhibit C.

1.14  “Territory” shall mean that geographical area(s) set forth in the attached Exhibit A.

1.15 “Trademarks” shall mean the trademarks, trade names and service marks set forth in the attached Exhibit B, which may be amended from time to time by WaferGen by prior written notice to Distributor during the term of this Agreement.

2. Grant of Rights

2.1 Grant of Distributorship.  Subject to the terms and conditions of this Agreement, WaferGen hereby grants to Distributor the non-transferable, non-sublicensable, right during the term of this Agreement, exclusively within the Territory, to:  (a) market, sell and/or otherwise distribute the Hardware to End Users for installation and use within the Territory; (b) market and solicit licenses for the Software and Documentation to End Users in the Territory solely in combination with such Hardware; and (c) distribute the Software and Documentation to such End Users, provided that such End Users have validly entered into an End User License Agreement with WaferGen.  Distributor shall distribute the Products solely in the form and packaging obtained from WaferGen.

2.2 Grant of License to Demonstration Units, Software and Documentation.  With respect to demonstration units of the Products purchased by Distributor as described in Section 3.5, WaferGen hereby grants to Distributor the non-exclusive, non-transferable, non-sublicensable, royalty-free right and license during the term of this Agreement, within the Territory, to use the Software and Documentation for the sole purpose of (a) demonstrating, marketing, selling, soliciting licenses for, and supporting the Products, solely with respect to existing and potential End Users, including with respect to the use, installation and operation of demonstration units of the Products, and (b) otherwise fulfilling Distributor’s obligations expressly set forth in this Agreement.

2.3 Grant of License to Trademarks.  Subject to the terms and conditions of this Agreement, WaferGen hereby grants to Distributor the non-transferable, non-sublicensable right during the term of this Agreement, exclusively within the Territory, to use, reproduce and display the Trademarks solely in its advertising and promotion of the Products hereunder, in accordance with applicable law and WaferGen’s Trademark usage guidelines, as provided by WaferGen from time to time, provided that prior to the use of any Trademarks, Distributor will provide samples of all materials bearing the Trademarks, including, without limitation, any advertising, packaging and other publicly disseminated materials, and obtain WaferGen’s prior written approval before.  Distributor will promptly correct any improper use of the Trademarks, whether discovered by Distributor or by WaferGen.  Distributor shall not use any other trademark or service mark confusingly similar to the Trademarks, or combine the Trademarks with other marks without the prior written approval of WaferGen.  Distributor shall not affix any Trademark to products other than the genuine Products provided by WaferGen.  Distributor shall ensure that the nature and quality of any services it provides in connection with its marketing and distribution of the Products hereunder shall be first rate and professional and shall otherwise conform to the standards set by WaferGen.  Distributor agrees to cooperate with WaferGen in facilitating WaferGen’s monitoring and control of the nature and quality of any services that Distributor provides in connection with the Trademarks.  Distributor understands and agrees that the use of any Trademark in connection with this Agreement shall not create any right, title or interest in or to the Trademark, and that all such use and goodwill associated therewith shall inure solely to

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the benefit of WaferGen.  Distributor will not, and is not entitled to, register the Trademarks or similar trademarks in any class of products or services in the Territory.  Distributor will not challenge the validity of the Trademarks or challenge WaferGen’s ownership of the Trademarks or the enforceability of WaferGen’s rights therein.

2.4 Exclusivity; Milestones.  The exclusive licenses in the Territory granted to Distributor in Sections 2.1, 2.2 and 2.3 above shall be subject to Distributor maintaining the purchasing milestones set forth in Exhibit A, applicable to the first year (or portions thereof) of the term.  Exhibit A shall be amended in writing by the parties to include the purchasing milestones for subsequent years (or portions thereof), provided that if the parties fail to amend the purchasing milestones in Exhibit A for any reason, then the purchasing milestones applicable to the first year (or portions thereof) of the term of this Agreement will be applicable to all subsequent years (or portions thereof) of the term of this Agreement.  In the event that Distributor does not meet the purchasing milestones set forth in Exhibit A, at WaferGen’s option and sole discretion, and upon written notice to Distributor, the licenses granted in Sections 2.1, 2.2 and 2.3 above shall become non-exclusive in nature, and all other terms and conditions of this Agreement shall remain unchanged in full force and effect.

3. Distributor Obligations

3.1 Marketing and Promotion.  Distributor shall use its best efforts to advertise, market and promote the Products in the Territory.  Distributor shall determine the marketing campaign it will undertake, subject to WaferGen’s reasonable approval of such marketing campaign, which will be consistent with the promotion activity of Distributor’s other similar products in the Territory.  WaferGen agrees to provide, at its own cost, and at its sole discretion, and upon the request of the Distributor:  (a) advertising and promotional assistance in the form of copy and camera ready artwork for advertising, trade shows, seminars and other promotional activities, and (b) sales manuals, service manuals, sales literature and other sales promotional documents for demonstrations, tradeshows and conferences. WaferGen will provide the Distributor with such sales materials as well as electronic copies of the Documentation in English.  Distributor will be responsible to translate such sales materials and Documentation into the appropriate local language(s) for use in the Territory and, subject to Section 2.3, may also create its own sales material and literature in the appropriate local language(s) for use in the Territory.

3.2 Generally.  Distributor shall, at its own cost and expense, use best efforts to:

(a) advertise, market and promote the Products throughout the Territory;

(b) meet the standards set by WaferGen from time to time for displaying, demonstrating and explaining the operation and use of the Products;

(c) conduct all business diligently and represent WaferGen in a professional manner that brings credit to WaferGen and enhances the reputation of WaferGen and the Products;

(d) refrain from making claims or representations concerning the Products, other than the applicable Specifications for each Product or other materials provided by WaferGen;

(e) refrain from discrediting or disparaging either the Products or WaferGen;

(f) include in all advertising and promotional materials all applicable copyright and trademark notices as they appear on the Products or as WaferGen specifies from time to time;

(g) consult with WaferGen regarding any advertising or trade practice that might affect the good name, trademarks, goodwill or reputation of WaferGen or the Products, and comply with any requests of WaferGen with regard to any such practice;

(h) as reasonably requested by WaferGen, assist WaferGen in improving the promotion, distribution and licensing of the Products; and

(i) comply with any other reasonable requests of WaferGen in facilitating the sale and distribution of the Products.

3.3 Training.  WaferGen shall provide reasonable and sufficient sales, customer support and service training to Distributor’s staff as the parties mutually agree upon in good faith.  The parties shall mutually agree on whether such training shall take place in California or within the Territory.  All travel, lodging and other costs associated with such training shall be borne by Distributor.

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3.4 Personnel Requirements; Services.  Distributor shall maintain an adequate staff of trained sales and support personnel to enable Distributor to develop and support the market for the Products in the Territory in an effective manner.  All services provided by Distributor in connection with the Products shall be provided in a professional, workmanlike manner consistent with highest industry standards.

3.5 Demonstration Units.  Distributor shall purchase from WaferGen and maintain at its own expense the minimum number of demonstration units of the Products as specified in Exhibit A, subject to the discounts applicable to demonstration units described in Exhibit A.  Distributor shall not utilize more than one (1) demonstration unit of each Product at one time without WaferGen’s prior written approval.  Distributor may not resell demonstration units of the Products, except to the extent that Distributor is replacing an existing demonstration unit, in which case the existing demonstration unit may be sold subject to the terms and conditions of this Agreement.

3.6 Inquiries from Outside the Territory.  Distributor will refer all inquiries regarding the Products from Persons located outside the Territory, and requests for Products to be shipped outside the Territory, to WaferGen.  Distributor shall not be entitled to any compensation for such referrals.

3.7 Breach by End User.  Distributor shall advise WaferGen immediately if Distributor becomes aware of any breach by an End User of any material provision of an End User License Agreement or the use of the Products by an End User outside of the Territory.

4. Distributor Restrictions

4.1 General Restrictions.  Distributor shall have no right to market, sell, license (including any soliciting of licenses) or distribute Products, or any part thereof outside the Territory, to any Person who is not an End User, or to any Person who develops, sells, markets, distributes or manufactures cell incubation products, software and/or parts.  For avoidance of doubt, Distributor may not market, sell, distribute or license any Products, or any portions thereof, through a subdistributor.  Distributor shall not have the right to use, manufacture, assemble or modify the Products.  Distributor shall not distribute the Products:  (a) by mail order, (b) by rental or lease, (c) in bulk for redistribution, (d) to any Person whom Distributor knows or should reasonably conclude will use the Products primarily for purposes of benchmark or similar testing or in connection with timeshare or service bureaus, and (e) to any Person who Distributor knows or should reasonably conclude will use the Products outside of the Territory.

4.2 Advertising.  Distributor shall use only promotional and marketing material relating to WaferGen or the Products that has been approved in writing by WaferGen.

4.3 Representations.  Notwithstanding anything to the contrary herein, Distributor shall have no right to:  (a) enter into sublicenses or other agreements with regard to the Software or (b) enter into any legally binding obligations on behalf of WaferGen.

4.4 Copying.  Distributor shall not copy, in whole or in part, any Software or Documentation without the prior written authorization of WaferGen, except that Distributor may make one (1) copy of any Software and Documentation for back-up or archival purposes.  Software distributed to End Users shall be only (a) that Software reproduced and packaged by WaferGen, or (b) in the case of Software embedded within the Products, such Software as is embedded within such Products by WaferGen.

4.5 Reverse Engineering.  Distributor shall not translate, disassemble or reverse engineer the Products, in whole or in part (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary), or determine or attempt to determine any source code, algorithms, methods, or techniques used or embodied in the Products, in whole or in part.

5. Installation, Maintenance and Support

Distributor shall be solely responsible to install and implement the Products for the End Users and to change and replace Parts.  As between WaferGen and Distributor, Distributor shall be responsible for providing End Users with Level One Support Services for the Products, as set forth in Exhibit C.  WaferGen shall provide Distributor (but not End Users directly) with Level Two Support Services for the Products, as set forth in Exhibit C.

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6. Changes in Specifications and Designs

WaferGen reserves the right at any time, and from time to time, to change the specifications, functionalities, features and/or or designs of the Products and to withdraw the availability of the Products.  WaferGen has the right to discontinue the distribution or availability of any Product upon thirty (30) days written notice to Distributor, provided that WaferGen shall fulfill its obligations with respect to accepted purchase orders for the discontinued Products.

7. Ownership of Intellectual Property

Distributor acknowledges that the Products and their sequence, structure and organization are proprietary to WaferGen and that WaferGen or its suppliers and licensors retain exclusive ownership of all Intellectual Property Rights embodied in the Products, each portion thereof, and the Trademarks.  Distributor shall take all reasonable measures to protect WaferGen’s Intellectual Property Rights in any Product.  Except as provided herein, Distributor is not granted any rights to any Intellectual Property Rights with respect to any Product.

8. Confidential Information

Distributor may receive WaferGen’s Confidential Information.  Distributor agrees that, during and after the term of this Agreement, it shall use the Confidential Information solely for purposes of performing its obligations and/or exercising its rights under this Agreement, and shall not disclose to any third party any Confidential Information without the prior written consent of WaferGen.  Distributor may disclose the Confidential Information only to its employees as is reasonably necessary to allow Distributor to perform its obligations under this Agreement and to obtain the benefits thereof, provided that each such employee is under a written obligation of nondisclosure which protects the Confidential Information under terms substantially similar to those herein.  Distributor shall take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information.  In the event that Distributor is legally compelled to disclose such Confidential Information pursuant to a valid court order, prior to any such compelled disclosure, Distributor shall (a) give WaferGen reasonable advance notice of any such disclosure, (b) shall cooperate with WaferGen in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information, and (c) and limit such disclosure to only the party entitled to receive it.

9. Forecasts; Orders; Shipping; Cancellation

9.1 Forecasts.  Commencing within sixty (60) days after the Effective Date and monthly thereafter, Distributor shall provide to WaferGen a good faith three (3) month rolling non-binding forecast of Distributor’s quantity and shipment requirements for the Products.

9.2 Purchase Orders.  Purchases of Products shall be initiated by Distributor via a written purchase orders which shall include (a) each Product ordered and the quantity thereof, (b) a commercially reasonable carrier or means of transportation or routing, (c) the address within the Territory to which Products are to be shipped, and (d) the requested delivery date, which shall be at least sixty (60) days after the date WaferGen receives the applicable purchase order.  WaferGen may, but is not required to, accept any purchase order which specifies a delivery date earlier than sixty (60) days after the date WaferGen receives the applicable purchase order.  WaferGen shall respond to the proposed purchase order by either accepting or rejecting the proposed purchase order in its sole discretion.  Failure of WaferGen to accept or reject any proposed purchase order within seven (7) business days after receipt thereof shall constitute rejection of such proposed purchase order.  If requested by Distributor, WaferGen will provide the reason for rejecting a purchase order.  Each purchase order shall be signed by an employee of Distributor duly authorized by Distributor to place purchase orders and bind Distributor with respect thereto.  WaferGen shall use commercially reasonable efforts to make deliveries of purchase orders so accepted in a timely manner, but WaferGen shall not be liable for any delay in delivery or error in filling any purchase orders for any reason whatsoever.  If purchase orders for the Products exceed WaferGen’s inventory, WaferGen shall allocate available inventory on a basis WaferGen deems equitable in its sole discretion.  All purchase orders placed by Distributor hereunder shall be governed by the terms and conditions of this Agreement which shall supersede any different or additional terms on Distributor’s purchase orders.  In the event of a conflict between the provisions of

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this Agreement and the terms and conditions of any purchase orders, the provisions of this Agreement shall prevail and control.

9.3 Packing; Shipping; Insurance.  All Products will be suitably packed for shipment by air, unless otherwise requested by Distributor and agreed in writing by WaferGen.  The Distributor Prices include standard packing for commercial air shipment, and Buyer will pay for any increased cost of special packaging it requests.  WaferGen may make delivery for a single purchase order in installments and may issue a separate invoice for each installment.  All shipments shall be made FCA origin (WaferGen’s facility at 46531 Fremont Blvd., Fremont, CA 94538 or successor location) (FCA as described in Incoterms 2007) to Distributor’s address in the Territory as set forth in the applicable purchase order.  Delivery shall be deemed complete and risk of loss or damage to the Products shall pass to Distributor upon delivery to the carrier, subject to WaferGen’s rights of stoppage in transit and reclamation.  If Distributor has not identified the carrier to transport the Products within the applicable purchase order, WaferGen may select the carrier and shall purchase on behalf of Distributor appropriate shipping insurance.  Distributor shall pay all costs of transportation, insurance, export and import fees, customs brokerage expenses and similar charges.  Distributor, at its expense, shall make and negotiate any claims against any carrier, insurer, customs broker, freight forwarder or customs collector.

9.4 Cancellation and Rescheduling.  Upon the acceptance of a purchase order by WaferGen, such purchase order may not be cancelled by Distributor for any reason.  WaferGen will make commercially reasonable efforts to reschedule the delivery date of an accepted purchase order, if requested by Distributor, provided that (a) the rescheduled delivery date is within thirty (30) days after the original delivery date, and (b) WaferGen receives the rescheduling request within fifteen (15) days after WaferGen’s original acceptance of such purchase order.

9.5 Initial Purchase.  Effective as of the Effective Date, Distributor hereby agrees to purchase, the initial purchase of Products (including demonstration units) identified on Exhibit A and will submit a purchase order for such initial purchase within three (3) business days after the Effective Date.

10. Price; Taxes; Payments; Records; Reports

10.1 Distributor Prices.  The Distributor Prices of the respective Products ordered by Distributor from WaferGen shall be set forth in WaferGen’s distributor price list in effect at the time WaferGen accepts the applicable purchase order for the Products.  The Distributor Prices in effect as of the Effective Date are set forth in Exhibit A, provided that WaferGen reserves the right to change the Distributor Prices at any time with or without notice to Distributor.  Distributor is free to establish prices for the sale of Products to End Users.  The difference between the price Distributor charges End Users for Products and the Distributor Prices Distributor pays WaferGen for Products shall be Distributor’s sole compensation under this Agreement.

10.2 Shipping Costs; Taxes.  The total amount payable for the Products shall include the Distributor Prices, plus the appropriate amount for shipping, insurance and other costs described in Section 9.3 (collectively, “Shipping Costs”).  In addition to the Distributor Prices and Shipping Costs due to WaferGen under this Agreement, Distributor shall pay, indemnify and hold WaferGen harmless from any sales, use, excise, import or export, value added or similar tax, not based on WaferGen’s net income (collectively the “Taxes”) and any penalties or interest associated with any of the Taxes, imposed by any governmental authority with respect to either or both of any payment to be made by Distributor to WaferGen under this Agreement or any Products to be delivered by WaferGen under this Agreement.

10.3 Payments for Products.  Payment for the Products ordered from WaferGen and Shipping Costs shall be due and payable within thirty (30) days after the date of WaferGen’s invoice therefor.  Payment will be made only in United States Dollars, by wire transfer to the bank designated by WaferGen or other means satisfactory to WaferGen.  Payments made by Distributor, even if marked to indicate payment in full, will be deposited by WaferGen or otherwise accepted by its bank notwithstanding such markings and such deposit and/or acceptance shall not indicate WaferGen’s acceptance of the payment as payment in full unless the remittance actually constitutes payment of all sums owed.  All sums not paid when due shall accrue interest daily at the lesser of a monthly rate of 1.5% or the highest rate permissible by law on the unpaid balance until paid in full.

10.4 Credit.  In the event that Distributor fails to pay any amounts due and such failure extends beyond forty-five (45) days after the applicable invoice date or is otherwise more than fifteen (15) calendar days late, WaferGen may, at any time thereafter and in its sole discretion and without any liability to Distributor, suspend production, shipments, deliveries, and/or performance of Support Services, and demand such other terms or conditions or

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security arrangements for Distributor’s due performance, as WaferGen, in its sole discretion, deems appropriate, including without limitation requiring full or partial payment be made upon acceptance of a purchase order or prior to shipment of the Products.  If, within the period stated in such demand, but in no event longer than thirty (30) days, Distributor fails to pay in full all amounts due WaferGen or otherwise fails to give adequate assurance of due performance, WaferGen may (1) by notice to Distributor, treat such failure as a repudiation by Distributor of this Agreement, whereupon WaferGen may in its sole discretion cancel all outstanding purchase orders, refuse to accept any additional purchase orders, and any amounts unpaid hereunder shall immediately become due and payable, or (2) make shipments of Products under reservation of a security interest and demand payment against tender of documents transferring title.  Distributor shall be responsible for all collection costs (including reasonably attorneys’ fees and litigation costs) associated WaferGen’s collection of amounts not paid when due under this Agreement.  Distributor hereby represents to WaferGen that Distributor is now solvent and agrees that each purchase order submitted by Distributor under this Agreement shall constitute reaffirmation of this representation at such time.

10.5 Records and Audit.  Distributor agrees to maintain complete, clear and accurate records for at least two (2) years backwards at any point in time of its activities under this Agreement, including, without limitation, its inventory, sales of each Product and the identity and address of each End User, in accordance with standard business practices.  Upon three (3) days prior written notice to Distributor, Distributor shall permit WaferGen or persons designated by WaferGen to inspect records pertaining to the Products and any other materials provided to Distributor by WaferGen to ensure compliance by Distributor with this Agreement.  Any such inspection and audit shall be conducted during regular business hours and in such a manner as not to interfere unduly with normal business activities of Distributor.

10.6 Reports.  Distributor shall provide WaferGen a monthly report of its inventory and sales of Products.  Inventory shall be reported by Product as of the end of each month.  Sales shall be reported in terms of the volume of each Product distributed, and each End User name, serial number of the Products purchased by such End User, and location of the Products.  Distributor shall promptly provide such additional information as WaferGen may request, including, without limitation, information regarding market conditions and Distributor’s marketing plans and progress, marketing staff and financial condition.  Distributor shall promptly communicate to WaferGen any problems with or changes or improvements to the Products suggested by any customer or any employee of Distributor.

11. Acceptance; Warranty

11.1 Acceptance.  Distributor shall have a period of fourteen (14) days after receipt of the Products (“Acceptance Period”) to inspect the Products for substantial nonconformity with the applicable Specifications (“Nonconformities”).  During the Acceptance Period, Distributor may reject Products with Nonconformities, in which case Distributor shall provide WaferGen before the end of the Acceptance Period with a written notice of rejection that:  (a) specifies in reasonable detail the Nonconformities that are the basis for the rejection, and (b) is accompanied by test suites and test results, if applicable, evidencing (and allowing WaferGen to replicate) such Nonconformities.  Any Products not specifically rejected by Distributor during the Acceptance Period shall be deemed finally accepted by Distributor.  For all Products which have Nonconformities, Distributor must obtain from WaferGen a return material authorization (“RMA”) number prior returning such Products.  Distributor will return rejected Products to WaferGen in their original packing, with the RMA number marked on the packaging, and subject to WaferGen’s shipping and insurance instructions.  If WaferGen’s examination of the returned Products confirms the existence of Nonconformities, WaferGen shall be obligated to, at its sole option, (i) repair the Products, (ii) replace such Products with conforming Products, or (iii) credit Distributor the purchase price paid for such Products.

11.2 Warranty to End Users Only.  WaferGen makes warranties to only End Users regarding the Products pursuant to the warranty terms and conditions set forth in the Documentation, and no warranty is extended directly to Distributor.  The warranty provided by WaferGen to End Users is that the Products will be free of defects in material and workmanship and shall otherwise not have any material Nonconformities for a period of one (1) year after the delivery date thereof to Distributor (“Warranty Period”) and that the End User’s sole and exclusive remedy arising out of or relating to such warranty shall be to return the defective Products to Distributor (and not to WaferGen directly) for repair or replacement in accordance with WaferGen’s warranty terms and conditions.

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11.3 Distributor Warranty Service.  Upon the return by an End User to Distributor of a defective Product which qualifies under the warranty provisions of the applicable End User License Agreement and which is returned during the Warranty Period, Distributor shall first make best efforts to repair the Product and if Distributor is not able to do so, then Distributor will first obtain a RMA number from WaferGen and then return such defective Product to WaferGen for warranty service.  Distributor must return the defective Product, marked with the RMA number, to WaferGen within thirty (30) days after Distributor’s receipt of the defective Product from the End User.  Shipping cartons that are not marked with RMA numbers shall be rejected by WaferGen.  The transportation charges for all Products returned to WaferGen under warranty shall be borne by Distributor.  WaferGen’s obligations under this Section shall not apply if WaferGen’s testing and examination discloses that any alleged material Nonconformities or defects in the Products do not exist or were caused by Distributor’s or the End User’s misuse, neglect, modification, improper installation or testing, unauthorized attempts to repair, by an accident or by other reason not caused by WaferGen. WaferGen shall pay the transportation charges involved in the return of warranted Products to Distributor.  Hardware returned to WaferGen may be repaired or replaced by WaferGen on a unit-for-unit basis.

11.4 Disclaimer.  EXCEPT AS SET FORTH HEREIN, WAFERGEN DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.  WAFERGEN NEITHER ASSUMES, NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT, ANY OTHER LIABILITY IN CONNECTION WITH THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING OUT OF THE DELIVERY OR USE OF THE PRODUCTS.

12. Consequential Damages Waiver

IN NO EVENT SHALL WAFERGEN BE LIABLE TO DISTRIBUTOR, ANY END USER OR ANY OTHER THIRD PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE, BUSINESS, SAVINGS, DATA OR USE INCURRED BY DISTRIBUTOR OR ANY THIRD PARTY, EVEN IF WAFERGEN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. Limitation of Liability

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND TO THE FULLEST EXTENT ALLOWED UNDER APPLICABLE LAW, WAFERGEN’S AGGREGATE LIABILITY TO DISTRIBUTOR OR ANY THIRD PARTY FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH, NEGLIGENCE, INFRINGEMENT, IN TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL PAYMENTS ACTUALLY RECEIVED BY WAFERGEN UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING EITHER PARTY’S INITIAL NOTICE TO THE OTHER PARTY OF ANY CLAIM OR POTENTIAL CLAIM HEREUNDER.  FURTHERMORE, WAFERGEN SHALL NOT BE LIABLE OR RESPONSIBLE FOR ANY DAMAGES FOR DELAYS IN MANUFACTURE, ASSEMBLY, SHIPMENT OR FURNISHING OF THE PRODUCTS OR ANY SERVICES.

14. Indemnification

14.1 Distributor Indemnity.  Distributor shall defend, indemnify and hold WaferGen harmless against any and all damages, costs, liabilities, expenses (including reasonable attorneys’ fees) and settlement amounts incurred in connection with any suit, claim or action by any third party against WaferGen as a result of:  (a) negligence, misrepresentation, error or omission on the part of Distributor or its representatives relating to or concerning the Products; and (b) Distributor’s breach of this Agreement.

14.2 WaferGen Indemnity.  WaferGen shall defend, indemnify and hold Distributor harmless against any and all damages, costs, liabilities, expenses (including reasonable attorneys’ fees) and settlement amounts incurred in connection with any suit, claim or action by any third party alleging that the Products furnished and used within the scope of this Agreement infringe any trade secret, copyright, United States patent issued as of the Effective Date or United States trademark.  The foregoing indemnity obligation shall not extend to any claims of infringement arising out of or related to:  (a) modification of the Products by anyone other than WaferGen; (b) combination of the

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products with any third party software or hardware where such combination is the cause of such infringement; or (c) use of a version of Products other than the then-current version if infringement would have been avoided by the use of the then-current version.  Upon notice of an alleged infringement, or if in WaferGen’s opinion such a claim is likely, WaferGen shall have the right, at its sole option and expense, to:  (i) obtain for Distributor the continuing right to distribute the Products; (ii) modify the Products or substitute other non-infringing hardware or software with similar operating capabilities; or (iii) if WaferGen determines that neither (i) nor (ii) described above are reasonable, WaferGen may refund the fees paid by Distributor for the infringing copies of the Products upon Distributor’s return of such Products to WaferGen.  THIS SECTION 14.2 SETS FORTH WAFERGEN’S SOLE AND EXCLUSIVE LIABILITY AND DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDIES FOR INFRINGEMENT BY THE PRODUCTS OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

14.3 Indemnity Procedures.  Each party’s obligation to indemnify the other party hereunder is subject to such other party:  (a) giving the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such claim; (b) giving the Indemnifying Party sole control over the defense and settlement of any such claim; (c) providing full cooperation for the defense of any such claim, at the Indemnifying Party’s expense; and (d) not entering into any settlement or compromise of any such claim without the Indemnifying Party’s prior written approval.

15. Term and Termination

15.1 Term.  The term of this Agreement shall commence as of the Effective Date and continue for one (1) year thereafter.  Subsequently, this Agreement shall automatically renew for successive one (1) year renewal terms, unless, at least thirty (30) days prior to the beginning of any renewal term, either party gives the other party written notice of its intent not to renew this Agreement.

15.2 Termination.

(a) Either party may terminate this Agreement upon thirty (30) days written notice of a material breach of this Agreement by the other party, if such breach (including, without limitation, a failure to pay WaferGen any amount due under this Agreement or a failure to provide End Users adequate support for the Products) is not cured within such thirty (30) day period.

(b) Notwithstanding the above, WaferGen may terminate this Agreement immediately, upon written notice, for Distributor’s breach of Sections 2.3, 4, 7 or 8.

(c) Either party may terminate this Agreement immediately upon written notice if the other party becomes insolvent or fails to pay its obligations as they arise, files for bankruptcy, or if a proceeding by or against the other party under any law providing relief to the other party as debtor is commenced and is not dismissed within sixty (60) days after commencement.

15.3 Effect of Termination.  Upon any termination or expiration of this Agreement:

(a) The rights and licenses granted in Section 2 shall immediately cease.  Distributor shall immediately cease using the Trademarks and discontinue all representations that it is a distributor of the Products.  WaferGen shall be entitled to:  (i) reject all or part of any purchase orders received from Distributor after notice but prior to the effective date of termination; and/or (ii) require Distributor’s performance of any outstanding orders notwithstanding the fact that delivery dates for such orders may extend beyond the effective date of termination.  Notwithstanding any credit terms made available to Distributor prior to that time, any Products shipped during said period shall be paid for in full by certified or cashier’s check prior to shipment.

(b) Distributor shall submit to WaferGen within ten (10) days after the effective date of termination or expiration an inventory summary of the number of the respective Products owned by Distributor as of the effective date of termination or expiration.  WaferGen may, at its option, repurchase any or all of such Products from Distributor upon written notice of its intention to do so within a reasonable period after receiving the inventory summary, at prices to be agreed upon between the parties, but in no event greater than the respective prices paid by Distributor for such Products.  After WaferGen’s receipt of such Products from Distributor, WaferGen shall issue an appropriate credit to Distributor’s account and refund any amount greater than the outstanding balance due WaferGen.

(c) The payment date of all monies due WaferGen shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms had been provided previously.

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(d) If WaferGen chooses not to exercise its rights to repurchase Distributor’s inventory, Distributor shall have sixty (60) days from the effective date of termination to distribute its inventory.  Following such period, Distributor shall return to WaferGen or destroy, as directed by WaferGen, all Products remaining in Distributor’s inventory and shall promptly certify the same in writing to WaferGen.  Within ten (10) days after the effective date of termination, Distributor shall return or destroy all copies of the Confidential Information.  At the request of WaferGen, the president or the equivalent officer of Distributor shall certify in writing that Distributor has complied with its obligations hereunder.

(e) Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement.  Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms.  Either party’s termination of this Agreement shall be without prejudice to any other right or remedy that it may have at law or in equity, and shall not relieve either party of breaches occurring prior to the effective date of such termination.  Neither WaferGen nor Distributor shall be liable to the other, because of such expiration or termination, for compensation, reimbursement or damages:  (i) for the loss of prospective profits, anticipated sales or goodwill; (ii) on account of any expenditures, investments or commitments made by either party; or (iii) for any other reason whatsoever based upon the result of such expiration or termination.

(f) Sections 4 , 7, 8, 10.2, 10.3, 10.5, 11.4, 12, 13, 14, 15.3 and 16 shall survive any termination or expiration of this Agreement.

16. Miscellaneous Terms

16.1 Relationship of the Parties.  This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties, and the parties shall at all times be and remain independent contractors.  Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

16.2 Import/Export.  Distributor shall comply with all applicable foreign and domestic laws and regulations relating to the importation or exportation of the Products and to this Agreement (“Export Laws”).  Distributor shall not knowingly import or export or cause to be imported or exported, directly or indirectly, any technology licensed hereunder to any country for which any governmental authority requires a license or other government approval at the time of such import or export, without first obtaining the required license or approval.  Without limiting the generality of the foregoing, Distributor shall not, and shall require its representatives not to, export, direct or transfer any Products, or any direct product thereof, to any destination, person or entity restricted or prohibited by the Export Laws.  Any and all obligations of WaferGen to provide software, technical information, technical assistance, media in which any of the foregoing is contained, or training or related technical data to Distributor or an End User shall be subject in all respects to the Export Laws.

16.3 Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., without reference to its conflicts of law provisions.  Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located in San Francisco County, California, U.S.A., and the parties hereby irrevocably agree to submit to the personal and exclusive jurisdiction and venue of such courts.  This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

16.4 Force Majeure.  Neither party shall be liable under this Agreement because of any failure or delay in the performance of its obligations (except for payment of money) on account of strikes, shortages, riots, fire, flood, storm, earthquake, acts of God, hostilities or any other cause beyond its reasonable control.

16.5 Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given:  (a) when delivered personally; (b) one (1) business day after the date of transmission when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail,

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return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express overnight courier, with written confirmation of receipt.  All notices shall be sent to the party and address set forth after the signature of each party below (or to such other address or person as may be designated by a party by giving written notice to the other party pursuant to this Section).

16.6 Assignment.  Distributor shall not assign, transfer, delegate or otherwise dispose of this Agreement or any right or obligation hereunder (whether by express transfer, operation of law or otherwise) without the prior written consent of WaferGen.  WaferGen shall be entitled to assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement and any of its rights or obligations under this Agreement.  Any attempted or purported assignment or other transfer not complying with the foregoing shall be null and void.  Subject to the foregoing, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties.

16.7 Injunctive Relief.  Distributor acknowledges that the breach of any provision of Sections 2.3, 4, 7 or 8 shall cause irreparable injury to WaferGen, and agrees that WaferGen shall have the right to seek and obtain (notwithstanding the provisions in Section 16.3) from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, to prevent any such breach.  In the event WaferGen is required to file a lawsuit or court action against Distributor to prevent such breach, Distributor agrees to pay WaferGen’s reasonable attorney fees, expenses and court costs.

16.8 Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement.

16.9 Headings.  The various section headings used herein are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.

16.10 Severability.  If any term, provision, covenant or condition of this Agreement is held by a court or arbitral panel of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.11 Construction.  This Agreement shall be deemed to have been drafted by all parties and, in the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against any other party by reason of the fact that it was drafted by one particular party.

16.12 Entire Agreement.  This Agreement and the Exhibits hereto contain the entire understanding of the parties with respect to the subject matter of this Agreement and merges and supersedes all prior and contemporaneous agreements and understandings between the parties, whether oral or written, with respect to the subject matter of this Agreement.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the authorized representatives of both parties.

In Witness Whereof, the parties hereto have executed this Exclusive Distribution Agreement as of the Effective Date.

WaferGen	Distributor
By:	By:
Name:	Name:
Title:	Title:
Address for Notices: Address: 46531 Fremont Blvd. Fremont, CA 94538 U.S.A Attention:VP of Sales Telephone:+11 510-651-4450 x 268 Fax: +11 510-651-4599	Address for Notices: Address: Attention: Telephone: Fax:

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Exhibit A

Territory, Products and Pricing, Purchasing Milestones, Demonstration Units

I.           Territory:

II.           Products and Pricing:

2008 Pricing Schedule for SmartSlide Micro-incubation Systems

SmartSlide Micro-incubation System
	Part #	Description	List Price (USD $)	Distributor Price (USD $)
	WFSS50	SmartSlide 50 Micro-incubation System	-	-
	WFSS100	SmartSlide 100 Micro-incubation System w/ Integrated Fluidics	-	-
	WFSS150	SmartSlide 150 Micro-incubation System w/ Integrated Multi-Fluidics	-	-
	WFSS200	SmartSlide 200 Micro-incubation System w/ Perfusion	-	-

SmarSlide-6 Micro-incubator
Quantity	Part#	Description SmartSlide-6 Micro-incubator. Sterile, disposable, SBS standard multiwell plate w/ heated thin bottom glass (175mm) and heated glass lid	List Price (USD $)	Distributor Price (USD $)
1-50 *	WFSS6MI		-	-
51-75	WFSS6MI		-	-
76 or more	WFSS6MI		-	-

* Demonstration units and the initial purchase units shall be included.

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III.           Purchasing Milestones

Time Period	Milestone
June 1, 2008 – December 31, 2008	$___________ ** of purchase orders for Products submitted and accepted (not including demonstration units) for Products to be delivered no later than third quarter 2008.
January 1, 2009 – May 30, 2009	$___________ ** of purchase orders submitted and accepted (not including demonstration units) for Products to be delivered no later than first quarter of 2009.
____________ ** Total
** Figure refers to Products order and Distributor Price (not List Price) paid for such Products.

IV.           Demonstration Units

At all times during the Term of this Agreement, Distributor will maintain at least one unit of each of the following two (2) Products: (i) WFSS50, and (ii) WFSS150, as demonstration units of the Products.

Distributor, at its option, may maintain one unit of each of the following two (2) Products: (a) WFSS100, and (b) WFSS200, as demonstration units of the Products.

During each six (6) month period following the Effective Date, Distributor may purchase one demonstration unit of each of the foregoing Products at a special discounted price of fifty percent (50%) off the Suggested Retail Price.  Any additional demonstration units of the Products purchased will purchased at the Distributor Price applicable to such Products.

V.           Initial Purchase

The initial purchase of Products by Distributor includes the following: (a) the demonstration units of the Products described in Section IV above, and (b) ten units of the WFSS6MI Product.

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Exhibit B

Trademarks

WaferGen Biosystems™

SmartSlide 50 Micro-incubation System™

SmartSlide 100 Micro-incubation System w/ Integrated Fluidics™

SmartSlide 150 Micro-incubation System w/ Integrated Multi-Fluidics™

SmartSlide 200 Micro-incubation System w/ Perfusion™

SmartSlide-6 Micro-incubator™

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Exhibit C

Maintenance and Support Services

I.           Level One Support

A.
Support by Distributor.  Distributor shall, at its own expense, provide all front-end customer support and training relating to the use of the Product by End Users (“Level One Support”) for any and all units of the Product marketed and distributed by Distributor.  Level One Support shall include, at a minimum, technical support for the installation, use and operation of the Products, by telephone, fax and e-mail during normal business hours.

B.
 Support Personnel.  Distributor shall, at its expense, retain a minimum of one (1) full-time employee who shall:  (i) provide Level One Support to End Users; and (ii) act as Distributor’s liaison for all technical communications with WaferGen.

II.           Level Two Support

A.
Support by WaferGen.  WaferGen shall provide to Distributor back-end academic and theory support, technical information,  cooperation and assistance as may be reasonably necessary for Distributor to provide Level One Support to End Users (“Level Two Support”), including, without limitation, reasonable telephone, fax and e-mail support during WaferGen’s normal business hours.

B.
Assistance of Distributor.  Distributor agrees to provide WaferGen with all information and materials requested by WaferGen for use in replicating, diagnosing and correcting an error or other problem with the Products reported by WaferGen to the extent such information and materials are reasonably available to WaferGen.

C.	Exclusions. Level Two Support shall exclude maintenance or service for the following:

(i)	computer hardware or equipment;

(ii)	software developed or provided to Distributor or End User by any party other than WaferGen and used in connection with the Products;

(iii)	restoration of lost data;

(iv)	any Software that has been customized or modified by any party other than WaferGen;

(v)	integration, installation or configuration of the Software or any software that interacts therewith, including operating systems, data communications products and databases;

(vi)	problems or errors caused by the negligence of Distributor or any third party;

(vii)	Software installed, operated, or maintained other than in conformance with the Agreement, the End User Agreement, Documentation or any WaferGen instructions.

In the event that WaferGen determines that a failure of the Products, or any part thereof, to operate substantially in accordance with the Documentation is caused directly or indirectly by misuse of the Products, or is directly caused by modification or alteration of the Products by any party other than WaferGen, or from any cause other than a defect in the Software, WaferGen’s services in making such determination and in remedying any problem shall be deemed to be consulting services and shall be billed to Distributor in accordance with WaferGen’s then-current time-and-material fees.

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